Exhibit 8.1

Form of Debevoise & Plimpton LLP Tax Opinion

                    , 2004

American Seafoods Corporation

Market Place Tower

2025 First Avenue, Suite 1200

Seattle, Washington 98121

    % Notes Due 2019, Common Stock and Income Deposit Securities

To Those Concerned:

We have acted as special counsel to American Seafoods Corporation (the “Issuer”), a Delaware corporation, in connection with the issuance of its % notes due 2019 (the “Notes”), its shares of Class A common stock (the “Common Stock”) and its Income Deposit Securities representing Notes and Common Stock (the “IDSs”).

In so acting, we have participated in the preparation and filing with the Securities and Exchange Commission of a Registration Statement of the Issuer on Form S-1 relating to the Notes, the Common Stock and the IDSs (the “Registration Statement”).

You have requested that we render the opinion set forth below. In rendering such opinion, we have relied upon the accuracy and completeness as of the date hereof of (i) the description of the Notes, Common Stock and IDSs and related transactions set forth in the Registration Statement and (ii) originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates, representations, opinions and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below, subject to any qualifications, assumptions or limitations that may be set forth in any of the foregoing. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. Any alteration or incorrectness of such factual matters could adversely affect our opinion.

Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein and in the Registration Statement, the statements of law or legal conclusions in the discussion in the prospectus included in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations” constitute our opinion.

Our opinion is based upon the Internal Revenue Code of 1986, as amended, the Treasury Regulations thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof. No assurance can be given that any of the foregoing authorities will not be modified, revoked, supplemented or overruled, with possibly retroactive effect. Our opinion is limited to the United States federal income tax matters described above and does not address state, local or foreign tax issues, or any other United States federal tax issues. We assume no obligation to advise you of changes of law that occur after the date hereof, or of any facts, circumstances, events or developments that hereafter may be brought to our attention and that may affect the opinion set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the prospectus included in such Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

2